EXHIBIT 99.1

Team, Inc. Reports Record First Quarter Results; Affirms FY2013 Guidance

ALVIN, Texas, Oct. 1, 2012 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced financial results for the first quarter of fiscal year 2013 ending August 31, 2012. Team reported earnings of $0.36 per diluted share versus $0.33 per diluted share earned in the first quarter of the prior year. Revenues for the first quarter were $161 million compared to revenues of $141 million for the prior year quarter, a 14% increase.

"We are off to a very good start for fiscal year 2013," said Phil Hawk, Team's Chairman and Chief Executive Officer. "We are especially pleased with our revenue and earnings growth in the quarter given the exceptionally strong first quarter that we enjoyed last year. We are affirming our previously issued earnings guidance for the year of $1.85 to $2.00 per diluted share," said Hawk.

Highlights for First Quarter

  A record first quarter in both revenues and earnings.
  Total revenue growth of $20 million, up 14%.
  Inspection and assessment revenues up over 40% in the quarter.
  U.S. revenues up over 20% in the quarter.
  Net income available to shareholders up 11% in the quarter.
  Recently completed acquisitions of two inspection businesses.

Acquisitions of Inspection businesses

In August 2012, Team's subsidiary, Quest Integrity Group, acquired a specialty remote digital video inspection company based in New Zealand and, earlier today, Team acquired the common stock of TCI Services, Inc., an Oklahoma based company specializing in the inspection and repair of above ground storage tanks. The combined annual revenues for both acquired businesses are approximately $24 million and the total consideration for both is expected to be approximately $25 million, subject to adjustments for working capital true-ups and the future performance of the businesses.

"While these acquisitions will be modestly accretive in the near term, our primary interest and focus is on the opportunity to drive attractive additional organic growth by extending these new capabilities across the Team network and use the combination of our new and existing capabilities to provide higher value services to our customers," said Hawk.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, October 2, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 800-510-9691 and use conference code 75694374 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended
	August 31
	2012	2011
	(unaudited)	(unaudited)
Revenues	$ 161,492	$ 141,093
Operating expenses	111,956	96,646
Gross margin	49,536	44,447

Selling, general and administrative expenses	37,074	33,134
Earnings from unconsolidated affiliates	362	442
Operating income	12,824	11,755

Foreign currency loss	74	271
Interest expense, net	599	583
Earnings before income taxes	12,151	10,901

Provision for income taxes	4,496	4,088
Net income	7,655	6,813

Less: Income attributable to non-controlling interest	94	19
Net income available to common shareholders	$ 7,561	$ 6,794

Earnings per common share:
Basic	$ 0.38	$ 0.35
Diluted	$ 0.36	$ 0.33

Weighted average number of shares
outstanding:
Basic	19,874	19,508
Diluted	20,866	20,490

Divisional revenues:
TCM	$ 96,165	$ 77,033
TMS	65,327	64,060
	$ 161,492	$ 141,093

EBITDA:
Operating income	$ 12,824	$ 11,755
Depreciation and amortization	4,573	4,139
Non-cash compensation costs	883	1,159
EBITDA	$ 18,280	$ 17,053

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
AUGUST 31, 2012 AND MAY 31, 2012
(in thousands)

	August 31,	May 31,
	2012	2012
	(unaudited)

Current assets	$ 217,188	$ 218,675

Property, plant and equipment, net	64,958	62,041

Other non-current assets	125,171	123,072

Total assets	$ 407,317	$ 403,788

Current liabilities	$ 52,692	$ 61,656

Long term debt net of current maturities	87,034	85,872

Other non-current liabilities	11,129	11,259

Stockholders' equity	256,462	245,001

Total liabilities and stockholders' equity	$ 407,317	$ 403,788
CONTACT: Ted W. Owen
         (281) 331-6154